Exhibit 99.2

North Fork Bancorporation, Inc.

North Fork Bancorporation, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands except share amounts)	September 30, 2006	December 31, 2005	September 30, 2005
Assets:
Cash & Due from Banks	$961,425	$1,037,406	$740,251
Money Market Investments	114,832	24,843	17,808
Securities:
Available-for-Sale ($2,252,301,$4,107,473 and $4,923,115 Pledged at September 30, 2006, December 31, 2005 and September 30, 2005, respectively)	9,500,424	11,295,977	11,989,260
Held-to-Maturity ($4,351, $13,409 and $16,531 Pledged at September 30, 2006, December 31, 2005 and September 30, 2005, respectively) (Fair Value $93,468, $105,128 and $116,002 at September 30, 2006, December 31, 2005 and September 30, 2005, respectively)	93,265	104,210	114,505

Total Securities	9,593,689	11,400,187	12,103,765

Loans:
Loans Held-for-Sale	4,672,939	4,359,267	4,701,550
Loans Held-for-Investment	36,258,634	33,232,236	32,672,962
Less: Allowance for Loan Losses	228,544	217,939	220,347

Net Loans Held-for-Investment	36,030,090	33,014,297	32,452,615
Goodwill	5,918,116	5,918,116	5,914,562
Identifiable Intangibles	87,513	114,091	123,334
Premises & Equipment	448,762	438,040	433,775
Mortgage Servicing Rights, net	258,190	267,424	267,347
Accrued Income Receivable	218,934	205,892	198,909
Other Assets	584,823	837,308	946,477

Total Assets	$58,889,313	$57,616,871	$57,900,393

Liabilities and Stockholders’ Equity:
Deposits:
Demand	$7,300,158	$7,639,231	$7,478,359
NOW & Money Market	16,350,819	15,606,231	15,599,563
Savings	4,778,547	5,303,930	5,515,530
Time	5,234,130	5,428,920	5,414,506
Certificates of Deposit, $100,000 & Over	2,883,915	2,638,261	2,804,128

Total Deposits	36,547,569	36,616,573	36,812,086

Federal Funds Purchased & Collateralized Borrowings	10,732,348	9,700,621	9,572,995
Other Borrowings	1,469,761	1,477,364	1,485,392
Accrued Expenses & Other Liabilities	881,528	820,072	765,375

Total Liabilities	$49,631,206	$48,614,630	$48,635,848

Stockholders’ Equity:
Preferred Stock, par value $1.00; authorized 10,000,000 shares, unissued	$—	$—	$—
Common Stock, par value $0.01; authorized 1,000,000,000 shares; issued 480,682,118 shares at September 30, 2006	4,807	4,806	4,799
Additional Paid in Capital	6,881,364	7,035,314	7,020,325
Retained Earnings	2,866,058	2,581,047	2,486,847
Accumulated Other Comprehensive Loss	(114,346)	(108,898)	(89,052)
Deferred Compensation	—	(154,772)	(109,111)
Treasury Stock at cost; 14,562,066 shares at September 30, 2006	(379,776)	(355,256)	(49,263)

Total Stockholders’ Equity	9,258,107	9,002,241	9,264,545

Total Liabilities and Stockholders’ Equity	$58,889,313	$57,616,871	$57,900,393

See accompanying notes to the consolidated financial statements

North Fork Bancorporation, Inc.

North Fork Bancorporation, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2006	2005	2006	2005
Interest Income:
Loans Held-for-Investment	$559,017	$469,599	$1,596,510	$1,394,034
Loans Held-for-Sale	86,885	69,840	226,665	209,753
Mortgage-Backed Securities	92,009	113,921	287,961	389,303
Other Securities	25,986	28,422	83,804	87,953
Money Market Investments	858	508	1,971	1,903

Total Interest Income	764,755	682,290	2,196,911	2,082,946

Interest Expense:
Savings, NOW & Money Market Deposits	144,400	91,316	396,565	243,367
Time Deposits	78,378	49,397	197,827	123,255
Federal Funds Purchased and Collateralized Borrowings	114,591	86,343	287,693	290,588
Other Borrowings	20,482	20,684	60,558	57,794

Total Interest Expense	357,851	247,740	942,643	715,004

Net Interest Income	406,904	434,550	1,254,268	1,367,942
Provision for Loan Losses	9,000	9,000	27,000	27,000

Net Interest Income after Provision for Loan Losses	397,904	425,550	1,227,268	1,340,942

Non-Interest Income:
Mortgage Banking Income	111,990	126,415	313,831	328,190
Customer Related Fees & Service Charges	39,808	41,980	121,203	125,888
Investment Management, Commissions & Trust Fees	9,085	8,780	27,881	30,138
Other Operating Income	13,325	12,719	48,182	42,177
Securities Gains, net	4,461	840	15,282	16,358
Trading Gains/(Losses)	9,674	—	(11,396)	—

Total Non-Interest Income	188,343	190,734	514,983	542,751

Non-Interest Expense:
Employee Compensation & Benefits	148,830	136,300	435,390	410,684
Occupancy & Equipment, net	51,574	49,007	154,121	141,910
Amortization of Identifiable Intangibles	8,859	9,133	26,578	27,400
Other Operating Expenses	60,170	59,560	172,195	170,454
Merger Related Charges—Capital One	13,668	—	18,900	—
Settlement Recovery	—	—	(16,031)	—

Total Non-Interest Expense	283,101	254,000	791,153	750,448

Income Before Income Taxes	303,146	362,284	951,098	1,133,245
Provision for Income Taxes	100,038	124,988	317,046	394,848

Net Income	$203,108	$237,296	$634,052	$738,397

Earnings Per Share:
Basic	$0.45	$0.50	$1.39	$1.58
Diluted	$0.44	$0.50	$1.38	$1.55

See accompanying notes to the consolidated financial statements

North Fork Bancorporation, Inc.

North Fork Bancorporation, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

For the Nine Months Ended September 30,	2006	2005
(in thousands)
Cash Flows from Operating Activities:
Net Income	$634,052	$738,397
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Provision for Loan Losses	27,000	27,000
Depreciation	35,892	31,763
Net Amortization/(Accretion):
Securities	15,930	19,804
Loans	11,467	18,798
Borrowings & Time Deposits	(117,894)	(96,263)
Intangibles	26,578	27,400
Deferred Compensation	20,985	16,899
Gain on Sale of Loans Held-for-Investment	—	(5,824)
Securities Gains, net	(15,282)	(16,358)
Trading Gains	(11,396)	—
Capitalization of Mortgage Servicing Rights	(51,149)	(109,430)
Amortization of Mortgage Servicing Rights	66,939	63,763
Temporary Impairment (Charge)/Recovery —Mortgage Servicing Rights	(7,960)	25,431
Loans Held-for-Sale:
Originations (1)	(24,776,195)	(28,386,762)
Proceeds from Sales	24,626,474	28,738,481
Gain on Sales	(307,688)	(339,531)
Other	143,736	1,062,208
Other, Net	277,958	40,617

Net Cash Provided by Operating Activities	599,447	1,856,393

Cash Flows from Investing Activities:
Originations of Loans Held-for-Investment, net of Principal Repayments and Net Charge-offs	(3,084,299)	(3,347,902)
Purchases of Securities Available-for-Sale	(1,018,628)	(1,870,631)
Proceeds from Sales of Securities Available-for-Sale	1,176,332	2,110,321
Maturities, Redemptions, Calls and Principal Repayments on Securities Available-for-Sale	1,657,557	3,051,344
Purchases of Securities Held-to-Maturity	(1,000)	(3,010)
Maturities, Redemptions, Calls and Principal Repayments on Securities Held-to-Maturity	11,766	30,556
Proceeds from the Sale of Loans Held-for-Investment	46,436	1,125,561
Purchases of Premises and Equipment, Net	(46,615)	(49,535)

Net Cash (Used in)/Provided by Investing Activities	$(1,258,451)	$1,046,704

See accompanying notes to the consolidated financial statements

North Fork Bancorporation, Inc.

North Fork Bancorporation, Inc.

Consolidated Statements of Cash Flows

(Unaudited) — Continued

For the Nine Months Ended September 30,	2006	2005
(in thousands)
Cash Flows from Financing Activities:
Net (Decrease)/Increase in Customer Deposits	$(47,247)	$2,027,216
Net Increase/(Decrease) in Borrowings	1,114,678	(4,954,580)
Purchase of Treasury Stock	(131,839)	(35,978)
Exercise of Options and Common Stock Sold for Cash	86,685	69,974
Cash Dividends Paid	(349,265)	(314,570)

Net Cash Provided by/(Used in) Financing Activities	673,012	(3,207,938)

Net Increase/(Decrease) in Cash and Cash Equivalents	14,008	(304,841)
Cash and Cash Equivalents at Beginning of Period	1,062,249	1,062,900

Cash and Cash Equivalents at End of Period	$1,076,257	$758,059

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest Expense	$1,028,873	$789,920

Income Taxes	$139,262	$201,653

During the Period the Company Purchased Various Securities which Settled in the Subsequent Period	$24,610	$8,139

(1)	Excludes loans retained in the held-for-investment portfolio totaling $2.3 billion and $4.5 billion during 2006 and 2005, respectively.

See accompanying notes to the consolidated financial statements

North Fork Bancorporation, Inc.

North Fork Bancorporation, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(Unaudited)

(Dollars in thousands, except share amounts)	Common Stock	Additional Paid In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Deferred Compensation		Treasury Stock	Total Stockholders’ Equity
Balance, December 31, 2004	$4,745	$6,968,493	$2,064,148	$240		$(125,174)	$(31,373)	$8,881,079
Net Income	—	—	738,397	—		—	—	738,397
Cash Dividends ($.66 per share)	—	—	(315,698)	—		—	—	(315,698)
Issuance of Stock — (219,603 shares)	54	1,254	—	—		—	4,943	6,251
Restricted Stock Activity, net	—	4,754	—	—		16,063	(5,486)	15,331
Stock Based Compensation Activity, net	—	45,824	—	—		—	18,631	64,455
Purchase of Treasury Stock (1,320,000 shares)	—	—	—	—		—	(35,978)	(35,978)
Other Comprehensive Loss, net of tax	—	—	—	(89,292)		—	—	(89,292)

Balance, September 30, 2005	$4,799	$7,020,325	$2,486,847	$(89,052)		$(109,111)	$(49,263)	$9,264,545

Balance, December 31, 2005	$4,806	$7,035,314	$2,581,047	$(108,898)		$(154,772)	$(355,256)	$9,002,241
Net Income	—	—	634,052	—		—	—	634,052
Cash Dividends ($.75 per share)	—	—	(349,041)	—		—	—	(349,041)
Issuance of Stock (218,012 shares)	1	348	—	—		—	5,692	6,041
Reclassification of Deferred Compensation to Additional Paid Capital upon adoption of SFAS. No. 123(R)	—	(154,772)	—			154,772	—	—
Restricted Stock Activity, net	—	21,518	—	—			(110)	21,408
Stock Based Compensation Activity, net	—	(21,044)	—	—		—	101,737	80,693
Purchase of Treasury Stock (5,101,900 shares)	—	—	—	—		—	(131,839)	(131,839)
Other Comprehensive Loss, net of tax	—	—	—	(5,448)		—	—	(5,448)

Balance, September 30, 2006	$4,807	$6,881,364	$2,866,058	$(114,346)	$	(—)	$(379,776)	$9,258,107

See accompanying notes to the consolidated financial statements

North Fork Bancorporation, Inc.

North Fork Bancorporation, Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2006	2005	2006	2005
Net Income	$203,108	$237,296	$634,052	$738,397

Other Comprehensive Income
Unrealized (Losses)/Gains On Securities:
Changes in Unrealized (Losses)/Gains Arising During the Period	$167,736	$(119,816)	$4,647	$(153,188)
Less: Reclassification Adjustment For Gains Included in Net Income	(4,461)	(840)	(15,282)	(16,358)

Changes in Unrealized (Losses)/Gains Arising During the Period	163,275	(120,656)	(10,635)	(169,546)
Related Tax Effect on Unrealized (Losses)/Gains During the Period	(70,209)	51,881	4,574	72,900

Net Change in Unrealized (Losses)/Gains Arising During the Period	93,066	(68,775)	(6,061)	(96,646)

Unrealized Gains/(Losses) On Derivative Instruments:
Changes in Unrealized Gains/(Losses) Arising During the Period	$(559)	$929	462	$10,636
Add: Reclassification Adjustment for Expenses/Losses Included in Net Income	117	471	613	2,261

Changes in Unrealized Gains/(Losses) Arising During the Period	(442)	1,400	1,075	12,897
Related Tax Effect on Unrealized Gains/(Losses) During the Period	190	(601)	(462)	(5,543)

Net Change in Unrealized Gains/(Losses) Arising During the Period	(252)	799	613	7,354

Net Other Comprehensive Income/(Loss)	$92,814	$(67,976)	$(5,448)	$(89,292)

Comprehensive Income	$295,922	$169,320	$628,604	$649,105

See accompanying notes to the consolidated financial statements

North Fork Bancorporation, Inc.

North Fork Bancorporation, Inc.

Condensed Notes to Consolidated Financial Statements

(Unaudited)

September 30, 2006 and 2005

In these notes, where the context requires, “the Company”, “North Fork”, “we”, “us”, and “our” refer to North Fork Bancorporation, Inc. and its subsidiaries.

Note 1 — Business and Summary of Significant Accounting Policies

North Fork Bancorporation, Inc. is a regional bank holding company organized under the laws of the State of Delaware and registered as a “bank holding company” under the Bank Holding Company Act of 1956, as amended. We are not a “financial holding company” as defined under the federal law. We are committed to providing superior customer service, while offering a full range of banking products and financial services, to both our consumer and commercial customers. Our primary subsidiary, North Fork Bank, operates from more than 350 retail bank branches in the New York Metropolitan area. We also operate a nationwide mortgage business, GreenPoint Mortgage Funding Inc. (“GreenPoint Mortgage” or “GPM”). Through our other non-bank subsidiaries, we offer financial products and services to our customers including asset management, securities brokerage, and the sale of alternative investment products. We also operate a second subsidiary bank, Superior Savings of New England, N.A. (“Superior”), which focuses on telephonic and media-based generation of deposits.

Proposed Plan of Merger with Capital One Financial Corporation

On March 12, 2006, North Fork announced that it had entered into an Agreement and Plan of Merger with Capital One Financial Corporation (“Capital One”) pursuant to which North Fork would merge with and into Capital One, with Capital One continuing as the surviving corporation. Capital One, headquartered in McLean, Virginia, is a financial holding company whose banking and non-banking subsidiaries market a variety of financial products and services. Capital One’s primary products and services offered through its subsidiaries include credit card products, deposit products, consumer and commercial lending, automobile and other motor vehicle financing, and a variety of other financial products and services for consumers, small businesses and commercial clients.

Subject to the terms and conditions of the merger agreement, each holder of North Fork common stock will have the right, subject to proration, to elect to receive, for each share of North Fork common stock, cash or Capital One common stock, in either case having a value equal to $11.25 plus the product of, in connection with the proposed merger, 0.2216 times the average closing sales price of Capital One’s common stock for the five trading days immediately preceding the merger date. Based on Capital One’s closing NYSE stock price of $89.92 on March 10, 2006, the transaction is valued at $31.18 per North Fork share, for a total transaction value of approximately $14.6 billion.

On November 8, 2006, the Federal Reserve Board approved the merger of North Fork with and into Capital One. On August 22, 2006, our stockholders also approved the merger of North Fork with and into Capital One. The merger is expected to occur on December 1, 2006.

The election deadline by which North Fork stockholders can elect whether they would prefer to receive cash or Capital One common stock in the merger has been set for 5:00 p.m., New York City time on November 27, 2006.

Basis of Presentation

The accounting and financial reporting policies of the Company and its subsidiaries are in conformity with U.S generally accepted accounting principles. The preparation of financial statements, in conformity with U.S generally accepted accounting principles, requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Such estimates are subject to change in the future as additional information becomes available or previously existing circumstances are modified. Actual results could differ from those estimates. Additionally, where applicable, the policies conform to the accounting and reporting guidelines prescribed by bank regulatory authorities. All significant inter-company accounts and transactions have been eliminated. Certain prior period amounts have been reclassified to conform to current period presentation. The consolidated financial statements reflect all adjustments, which in the opinion of management, are necessary for the fair statement of the interim period results presented.

North Fork Bancorporation, Inc.

These unaudited interim consolidated financial statements and related management’s discussion and analysis should be read together with the consolidated financial information in our 2005 Annual Report on Form 10-K/A, previously filed with the United States Securities and Exchange Commission (“SEC”). Results of operations for the nine months ended September 30, 2006 are not necessarily indicative of the results of operations which may be expected for the full year 2006 or any future interim period.

In reviewing and understanding the financial information contained herein, you are encouraged to read the significant accounting policies contained in Note 1 — Business and Summary of Significant Accounting Policies of our 2005 Annual Report in Form 10-K/A. There have not been any significant changes in the factors or methodology used in determining accounting estimates or applied in our critical accounting policies since December 2005 that are material in relation to our financial condition or results of operations.

Accounting for Stock-Based Compensation

On January 1, 2006, we adopted SFAS No. 123R — “Accounting for Stock Based Compensation, Share Based Payment”, (SFAS 123R) which replaced the guidance prescribed in SFAS 123. SFAS 123R requires that compensation costs relating to share-based payment transactions be recognized in the financial statements. The associated costs will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Restricted stock awards previously recorded as deferred compensation, a component of stockholders’ equity were reclassified to additional paid-in-capital upon adoption. Restricted Stock Awards are recorded at fair value at the date of grant and are amortized to compensation expense over the awards vesting period in accordance with SFAS 123R. This accounting practice is consistent with our prior accounting treatment of restricted stock awards. Substantially, all employee stock options are awarded at the end of the year as part of an employees overall compensation, based on the individual’s performance during that year, and either vest immediately or over a nominal period. Therefore, the effect on net income of expensing stock options during the three and nine months ended September 30, 2006 was not material.

Critical Accounting Policies

We have identified four accounting policies that are critical to our financial statement presentation and require critical accounting estimates, involving significant valuation adjustments, on the part of management. The following is a description of those policies:

Provision and Allowance for Loan Losses

The allowance for loan losses is available to cover probable losses inherent in the loans held-for-investment portfolio. Loans held-for-investment, or portions thereof, deemed uncollectible are charged to the allowance for loan losses, while recoveries, if any, of amounts previously charged-off are added to the allowance. Amounts are charged-off after giving consideration to such factors as the customer’s financial condition, underlying collateral values and guarantees, and general economic conditions.

The evaluation process for determining the adequacy of the allowance for loan losses and the periodic provisioning for estimated losses is undertaken on a quarterly basis, but may increase in frequency should conditions arise that would require our prompt attention. Conditions giving rise to such action are business combinations or other acquisitions or dispositions of large quantities of loans, dispositions of non-performing and marginally performing loans by bulk sale or any development which may indicate an adverse trend. Recognition is also given to the changing risk profile resulting from business combinations, customer performance, results of ongoing credit-quality monitoring processes and the cyclical nature of economic and business conditions.

The loan portfolio is categorized according to collateral type, loan purpose or borrower type (i.e. commercial, consumer). The categories used include Multi-Family Mortgages, Residential 1-4 Family Mortgages, Commercial Mortgages, Commercial and Industrial, Consumer, and Construction and Land, which are more fully described in the section entitled Management’s Discussion and Analysis, — “Loans Held-for-Investment.” An important consideration is our concentration of real estate related loans.

The methodology employed for assessing the adequacy of the allowance consists of the following criteria:

•	Establishment of reserve amounts for specifically identified criticized loans, including those arising from business combinations and those designated as requiring special attention by our internal loan review program, or bank regulatory examinations (specific-allowance method).

North Fork Bancorporation, Inc.

•	An allocation to the remaining loans giving effect to historical losses experienced in each loan category, cyclical trends and current economic conditions which may impact future losses (loss experience factor method).

The initial allocation or specific-allowance methodology commences with loan officers and underwriters grading the quality of their loans on a risk classification scale ranging from 1-10. Loans identified as below investment grade are referred to our independent Loan Review Department (“LRD”) for further analysis and identification of those factors that may ultimately affect the full recovery or collectibility of principal and/or interest. These loans are subject to continuous review and monitoring while they remain in a criticized category. Additionally, LRD is responsible for performing periodic reviews of the loan portfolio independent from the identification process employed by loan officers and underwriters. Loans that fall into criticized categories are further evaluated for impairment in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan.” The portion of the allowance allocated to impaired loans is based on the most appropriate of the following measures: discounted cash flows from the loan using the loan’s effective interest rate, the fair value of the collateral for collateral dependent loans, or the observable market price of the impaired loan.

The remaining allocation applies a category specific loss experience factor to loans which have not been specifically reviewed for impairment, including smaller balance homogeneous loans that we have identified as residential and consumer, which are not specifically reserved for impairment. These category specific factors give recognition to our historical loss experience, as well as that of acquired businesses, cyclical trends, current economic conditions and our exposure to real estate values. These factors are reviewed on a quarterly basis with senior lenders to ensure that the factors applied to each loan category are reflective of trends or changes in the current business environment which may affect these categories.

Upon completion of both allocation processes, the specific and loss experience factor method allocations are combined, producing the allocation of the allowance for loan losses by loan category. Other factors used to evaluate the adequacy of the allowance for loan losses include the amount and trend of criticized loans, results of regulatory examinations, peer group comparisons and economic data associated with the relevant markets, specifically the local real estate market. Because many loans depend upon the sufficiency of collateral, any adverse trend in the relevant real estate markets could have a significant adverse effect on the quality of our loan portfolio. This may lead management to consider that the overall allowance level should be greater than the amount determined by the allocation process described above.

Accounting for Derivative Financial Instruments

Derivative financial instruments are recorded at fair value as either assets or liabilities on the balance sheet. The accounting for changes in the fair value of a derivative instrument is determined by whether it has been designated and qualifies as part of a hedging relationship and on the type of hedging relationship. Transactions hedging changes in the fair value of a recognized asset, liability, or firm commitment are classified as fair value hedges. Derivative instruments hedging exposure to variable cash flows of recognized assets, liabilities or forecasted transactions are classified as cash flow hedges.

Fair value hedges result in the immediate recognition through earnings of gains or losses on the derivative instrument, as well as corresponding losses or gains on the hedged financial instrument to the extent they are attributable to the hedged risk. The gain or loss on the effective portion of a derivative instrument designated as a cash flow hedge is reported as a component of other comprehensive income, and reclassified to earnings in the same period that the hedged transaction affects earnings. The gain or loss on the ineffective portion of the derivative instrument, if any, is recognized in earnings for both fair value and cash flow hedges. Derivative instruments not qualifying for hedge accounting treatment are recorded at fair value and classified as trading assets or liabilities with the resultant changes in fair value recognized in earnings during the period of change.

In the event of early termination of a derivative contract, previously designated as part of a cash flow hedging relationship, any resulting gain or loss is deferred as an adjustment to the carrying value of the assets or liabilities, against which the hedge had been designated with a corresponding offset to other comprehensive income, and reclassified to earnings over the shorter of the remaining life of the designated assets or liabilities, or the derivative contract. However, if the hedged item is no longer on balance sheet (i.e. sold or canceled), the derivative gain or loss is immediately reclassified to earnings.

As part of our mortgage banking operations, we enter into commitments to originate or purchase loans whereby the interest rate on the loan is determined prior to funding (“interest rate lock commitment”). Interest rate lock commitments related to loans that we intend to sell in the secondary market are considered free-standing derivatives. These derivatives are required to be recorded at fair value, with changes in fair value recorded in current period earnings. In accordance with Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments”, interest rate lock commitments are initially valued at zero. Changes in

North Fork Bancorporation, Inc.

fair value subsequent to inception are based on changes in the fair value of loans with similar characteristics and changes in the probability that the loan will fund within the terms of the commitment, which is affected primarily by changes in interest rates and passage of time. In general, the probability that a loan will fund increases if mortgage rates rise and decreases if mortgage rates fall. The initial value inherent in the loan commitment at origination is recognized through gain on sale of loans when the underlying loan is sold.

We are exposed to interest rate risk from the time an interest rate lock commitment is made to a borrower to the time the resulting mortgage loan is sold in the secondary market. To manage this risk, we use derivatives, primarily forward sales contracts on mortgage backed securities and forward delivery commitments, in an amount equal to the portion of interest rate contracts expected to close. The duration of these derivatives are selected to have the changes in their fair value correlate closely with the changes in fair value of the interest rate lock commitments on loans to be sold. These derivatives are also required to be recorded at fair value, with changes in fair value recorded in current period earnings.

Representation and Warranty Reserve

The representation and warranty reserve is available to cover probable losses inherent with the sale of loans in the secondary market. In the normal course of business, certain representations and warranties are made to investors at the time of sale, which permit the investor to return the loan to the seller or require the seller to indemnify the investor (make whole) for any losses incurred by the investor while the loan remains outstanding.

The evaluation process for determining the adequacy of the representation and warranty reserve and the periodic provisioning for estimated losses is performed for each product type on a quarterly basis. Factors considered in the evaluation process include historical sales volumes, aggregate repurchase and indemnification activity and actual losses incurred. Additions to the reserve are recorded as a reduction to the gain on sale of loans. Losses incurred on loans where we are required to either repurchase the loan or make payments to the investor under the indemnification provisions are charged against the reserve. The representation and warranty reserve is included in accrued expenses and other liabilities in the consolidated balance sheet.

Mortgage Servicing Rights

The right to service mortgage loans for others, or Mortgage Servicing Rights (“MSRs”), is recognized when mortgage loans are sold in the secondary market and the right to service those loans for a fee is retained. The MSRs initial carrying value is determined by allocating the recorded investment in the underlying mortgage loans between the assets sold and the interest retained based on their relative fair values at the date of transfer. Fair value of the MSRs is determined using the present value of the estimated future cash flows of net servicing income. MSRs are carried at the lower of the initial carrying value, adjusted for amortization, or fair value. MSRs are amortized in proportion to, and over the period of, estimated net servicing income. The amortization of MSRs is periodically analyzed and adjusted to reflect changes in prepayment speeds.

To determine fair value, a valuation model that calculates the present value of estimated future net servicing income is utilized. We use assumptions in the valuation model that market participants use when estimating future net servicing income, including prepayment speeds, discount rates, default rates, cost to service, escrow account earnings, contractual servicing fee income, ancillary income and late fees.

MSRs are periodically evaluated for impairment based on the difference between the carrying amount and current fair value. To evaluate and measure impairment, the underlying loans are stratified based on certain risk characteristics, including loan type, note rate and investor servicing requirements. If it is determined that temporary impairment exists, a valuation allowance is established through a charge to earnings for any excess of amortized cost over the current fair value, by risk stratification. If determined in future periods that all or a portion of the temporary impairment no longer exists for a particular risk stratification, the valuation allowance is reduced thereby increasing earnings. However, if impairment for a particular risk stratification is deemed other-than-temporary (recovery of a recorded valuation allowance is remote), a direct write-down, permanently reducing the carrying value of the MSRs is recorded. The periodic evaluation of MSRs for other-than-temporary impairment considers both historical and projected trends in interest rates, payoff activity and whether impairment could be recovered through increases in market interest rates.

North Fork Bancorporation, Inc.

NOTE 2 — SECURITIES

The amortized cost and estimated fair value of available-for-sale securities are as follows:

	September 30, 2006		December 31, 2005		September 30, 2005
Available-for-Sale (in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
CMO Agency Issuances	$3,023,004	$2,932,161	$3,604,117	$3,511,285	$3,876,702	$3,798,645
CMO Private Issuances	3,173,377	3,100,693	3,484,016	3,409,789	3,652,571	3,592,462
Agency Pass-Through Certificates	1,667,601	1,638,178	1,986,388	1,956,487	2,159,341	2,138,524
State & Municipal Obligations	671,351	669,488	884,742	881,238	845,531	844,866
Equity Securities (1) (2)	617,287	618,751	663,371	675,525	664,662	669,072
U.S. Treasury & Agency Obligations	213,449	211,113	233,468	231,152	274,940	272,247
Other Securities	333,851	330,040	628,737	630,501	668,884	673,444

Total Available-for-Sale Securities	$9,699,920	$9,500,424	$11,484,839	$11,295,977	$12,142,631	$11,989,260

(1)	Amortized cost and fair value includes $433.6 million, $265.8 million and $269.3 million in Federal Home Loan Bank Stock at September 30, 2006, December 31, 2005 and September 30, 2005, respectively.
(2)	Amortized cost and fair value includes $150.7 million and $152.2 million at September 30, 2006, respectively, $332.3 million and $342.8 million at December 31, 2005, respectively and $332.3 million and $335.4 million at September 30, 2005, respectively of Federal Home Loan Mortgage Corporation (“Freddie Mac”) and Federal National Mortgage Association (“Fannie Mae”) Preferred Stock.

The amortized cost and estimated fair value of held-to-maturity securities are as follows:

	September 30, 2006		December 31, 2005		September 30, 2005
Held-to-Maturity (in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Agency Pass-Through Certificates	$41,080	$40,323	$46,155	$45,814	$48,913	$48,976
State & Municipal Obligations	35,846	37,226	38,301	40,116	40,610	42,651
CMO Private Issuances	8,389	7,969	9,430	8,958	14,287	13,772
Other Securities	7,950	7,950	10,324	10,240	10,695	10,603

Total Held-to-Maturity Securities	$93,265	$93,468	$104,210	$105,128	$114,505	$116,002

At September 30, 2006, securities carried at $5.8 billion were pledged to secure securities sold under agreements to repurchase, other borrowings, and for other purposes as required by law. Securities pledged under agreements pursuant to which the collateral may be sold or repledged by the secured parties approximated $2.3 billion, while securities pledged under agreements pursuant to which the secured parties may not sell or repledge approximated $3.5 billion at September 30, 2006.

NOTE 3 — LOANS

The composition of loans designated as held-for-sale are summarized as follows:

Loans Held-for-Sale (dollars in thousands)	September 30, 2006	% of Total	December 31, 2005	% of Total	September 30, 2005	% of Total
Residential Mortgages	$4,228,290	91%	$3,824,547	89%	$4,225,128	91%
Home Equity	399,629	9	496,656	11	434,824	9

Total	4,627,919	100%	$4,321,203	100%	$4,659,952	100%
Deferred Origination Costs	45,020		38,064		41,598

Total Loans Held-for-Sale	$4,672,939		$4,359,267		$4,701,550

North Fork Bancorporation, Inc.

The composition of loans held-for-investment are summarized as follows:

Loans Held-for- Investment (dollars in thousands)	September 30, 2006	% of Total	December 31, 2005	% of Total	September 30, 2005	% of Total
Commercial Mortgages	$7,465,052	21%	$6,206,416	19%	$5,896,835	18%
Commercial & Industrial	6,073,098	17	4,709,440	14	4,324,758	13

Total Commercial	13,538,150	38	10,915,856	33%	10,221,593	31%
Residential Mortgages	14,237,428	39	15,068,443	45	15,508,008	48
Multi-Family Mortgages	5,272,860	15	4,821,642	15	4,626,777	14
Consumer	1,894,712	5	1,558,782	5	1,569,386	5
Construction & Land	1,272,784	3	829,273	2	716,049	2

Total	36,215,934	100%	$33,193,996	100%	$32,641,813	100%
Deferred Origination Costs, net	42,700		38,240		31,149

Total Loans Held-for-Investment	$36,258,634		$33,232,236		$32,672,962

At September 30, 2006, loans held-for-investment of $9.4 billion were pledged as collateral under borrowing arrangements with the Federal Home Loan Bank of New York.

Non-Performing Assets

Non-performing assets include loans ninety days past due and still accruing, non-accrual loans and other real estate. Other real estate consists of properties acquired through foreclosure or deed in lieu of foreclosure. Other real estate is carried at the lower of the recorded amount of the loan or the fair value of the property based on the current appraised value adjusted for estimated disposition costs.

The following table presents the components of non-performing assets as of the dates indicated:

(dollars in thousands)	September 30, 2006	December 31, 2005	September 30, 2005
Commercial Mortgages	$2,119	$498	$5,451
Commercial & Industrial	7,338	7,970	8,137

Total Commercial	9,457	8,468	13,588
Residential Mortgages	11,478	19,315	48,257
Multi-Family Mortgages	—	550	335
Consumer	2,743	2,684	2,399
Construction and Land	—	—	600

Non-Performing Loans Held-for-Investment	23,678	$31,017	$65,179
Non-Performing Loans Held-for-Sale	34,753	13,931	33,137
Other Real Estate	4,098	4,101	7,149

Total Non-Performing Assets	$62,529	$49,049	$105,465

Allowance for Loan Losses to Non-Performing Loans Held-for-Investment	965%	703%	338%
Allowance for Loan Losses to Total Loans Held-for-Investment	.63	.66	.67
Non-Performing Loans to Total Loans Held-for-Investment	.07	.09	.20
Non-Performing Assets to Total Assets	.11	.09	.18

Non-performing loans held-for-investment includes loans ninety days past due and still accruing totaling $1.1 million, $3.5 million and $4.9 million at September 30, 2006, December 31, 2005 and September 30, 2005, respectively.

Future levels of non-performing assets will be influenced by prevailing economic conditions and the impact of those conditions on our customers, prevailing interest rates, unemployment rates, property values, and other internal and external factors, including potential sales of such assets.

North Fork Bancorporation, Inc.

NOTE 4 — ALLOWANCE FOR LOAN LOSSES

A summary of changes in the allowance for loan losses for loans held-for-investment is shown below for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
(dollars in thousands)
Balance at Beginning of Period	$224,571	$217,872	$217,939	$211,097
Provision For Loan Losses	9,000	9,000	27,000	27,000

Total	233,571	226,872	244,939	238,097
Recoveries Credited to the Allowance	3,627	3,477	10,807	12,621
Losses Charged to the Allowance	(8,654)	(10,002)	(27,202)	(30,371)

Balance at End of Period	$228,544	$220,347	$228,544	$220,347

Annualized Net Charge-offs to Average Loans, net	.06%	.08%	.06%	.07%

NOTE 5 — FEDERAL FUNDS PURCHASED AND COLLATERALIZED BORROWINGS

The following table summarizes the components of federal funds purchased and collateralized borrowings for the periods indicated:

(in thousands)	September 30, 2006	December 31, 2005	September 30, 2005
Federal Funds Purchased	$1,166,500	$2,634,000	$700,000
Securities Sold Under Repurchase Agreements	2,029,989	3,783,017	4,718,647
Federal Home Loan Bank Advances	7,535,859	3,283,604	4,154,348

Total Federal Funds Sold and Collateralized Borrowings	$10,732,348	$9,700,621	$9,572,995

The expected maturity or repricing of Federal Home Loan Bank (“FHLB”) Advances and Repurchase Agreements (“Repos”) at September 30, 2006 is as follows:

(dollars in thousands) Maturity/Repricing	FHLB Advances	Average Rate (1)	Repos	Average Rate (1)	Total(2)	Average Rate (1)
2006	$6,375,015	5.32%	$767,786	3.59%	$7,142,801	5.13%
2007	150,000	3.77%	600,000	3.13%	750,000	3.26%
2008	650,000	2.67%	275,000	4.90%	925,000	3.33%
2009	—	—	—	—	—	—
2010	100,000	5.90%	275,000	3.90%	375,000	4.44%
Thereafter	200,000	2.93%	100,000	4.39%	300,000	3.42%

Total	$7,475,015	5.00%	$2,017,786	3.71%	$9,492,801	4.73%

(1)	Reflects the impact of purchase accounting adjustments and interest rate swaps.
(2)	Excludes $60.8 million and $12.2 million in purchase accounting discounts on FHLB Advances and Repurchase Agreements, respectively.

Interest rate swaps were used to convert $75 million in Repos from variable rates to fixed rates. These swaps qualify as cash flow hedges and are explained in more detail in “Note 9 — Derivative Financial Instruments.”

North Fork Bancorporation, Inc.

NOTE 6 — OTHER BORROWINGS

The following table summarizes other borrowings outstanding as of the dates indicated:

SUBORDINATED NOTES

(in thousands)	September 30, 2006	December 31, 2005	September 30, 2005
Parent Company:
5.875% Subordinated Notes due August 2012	$349,476	$349,408	$349,386
5.0% Subordinated Notes due August 2012	150,000	150,000	150,000
Subsidiary Bank:
9.25% Subordinated Bank Notes due October 2010	174,108	178,622	180,127

Total Subordinated Notes	673,584	678,030	679,513
Fair Value Hedge Adjustment	(27,436)	(31,040)	(28,519)

Total Subordinated Notes Carrying Amount	$646,148	$646,990	$650,994

$350 million of 5.875% Subordinated Notes and $150 million of 5% Fixed Rate/Floating Rate Subordinated Notes which mature in 2012, were issued in August 2002 and qualify as Tier II capital for regulatory purposes. The 5.875% Subordinated Notes bear interest at a fixed rate through maturity, pay interest semi-annually and are not redeemable prior to maturity. The Fixed Rate/Floating Rate Notes bear interest at a fixed rate of 5% per annum for the first five years, and convert to a floating rate thereafter until maturity based on three-month LIBOR plus 1.87%. Beginning in the sixth year, we have the right to redeem the Fixed Rate/Floating Rate Notes at par plus accrued interest.

$350 million in pay floating swaps, designated as fair value hedges on the 5.875% Subordinated Notes, were used to convert a corresponding amount of the Notes from their stated fixed rates to variable rates indexed to three-month LIBOR for all periods presented. At December 31, 2005 and September 30, 2005, $150 million in pay floating swaps, designated as fair value hedges on the 5.0% Fixed/Floating Rate Subordinated Notes were used to convert their stated fixed rates to variable rates indexed to three-month LIBOR. As of April 1, 2006 it was determined that these swaps did not meet the stated requirements of the short-cut method of accounting as prescribed in SFAS No. 133 and accordingly were reclassified as trading instruments and are more fully described in Note 9 – Derivative Financial Instruments. The fair value hedge adjustments in the table above includes the effect on the $150 million 5.0% Fixed/Floating Subordinated Notes that existed at December 31, 2005 and September 30, 2005, respectively.

$150 million of 9.25% Subordinated Bank Notes mature in 2010, pay interest semi-annually and have a carrying value of $174.1 million at September 30, 2006. These Notes were assumed through a prior acquisition and include a remaining fair value discount totaling $24.1 million, $28.6 million and $30.1 million at September 30, 2006, December 31, 2005 and September 30, 2005, respectively, which reduced the effective cost of funds to 4.61% for the periods presented. As of September 30, 2006, $120 million qualified as Tier II capital for regulatory purposes.

JUNIOR SUBORDINATED DEBT (related to Trust Preferred Securities):

(in thousands)	September 30, 2006	December 31, 2005	September 30, 2005
8.70% Junior Subordinated Debt — due December 2026	$102,848	$102,839	$102,836
8.00% Junior Subordinated Debt — due December 2027	102,820	102,811	102,807
8.17% Junior Subordinated Debt — due May 2028	46,547	46,547	46,547
9.10% Junior Subordinated Debt — due June 2027	224,896	235,867	236,214

Total Junior Subordinated Debt	477,111	488,064	488,404
Fair Value Hedge Adjustment	—	7,427	10,300

Total Junior Subordinated Debt Carrying Amount	$477,111	$495,491	$498,704

Capital Securities (or “Trust Preferred Securities”), which qualify as Tier I Capital for regulatory purposes, were issued through Wholly-Owned Statutory Business Trusts (the “Trusts”). The Trusts were initially capitalized by the Company and the proceeds of both the common stock and Capital Securities were used to acquire Junior Subordinated Debt issued by the Company. The Capital Securities are obligations of the Trusts. The Junior Subordinated Debt and Capital Securities bear the same interest rates, are due concurrently and are non-callable at any time in whole or in part for ten years from the date of issuance, except in certain limited circumstances. They may be redeemed annually thereafter, in whole or in part, at declining premiums to maturity. The costs associated with these issuances have been capitalized and are being amortized to maturity using the straight-line method.

North Fork Bancorporation, Inc.

The 9.10% Junior Subordinated Debt due June 2027 was assumed through a prior acquisition and includes a remaining fair value discount of $18.7 million, $29.7 million and $30.0 million at September 30, 2006, December 31, 2005 and September 30, 2005, respectively, which reduced the effective cost of funds to 7.63% for the periods presented.

Pay floating swaps with a $245 million notional value previously designated as fair value hedges of the 8.70%, 8.00% and 8.17% Junior Subordinated Debt issuances were used to convert a corresponding amount of debt from their stated fixed rates to variable rates indexed to three-month LIBOR. As of March 31, 2006 it was determined that these swaps did not meet the stated requirements of the short-cut method of accounting as prescribed in SFAS No. 133 and accordingly were reclassified as trading instruments and are more fully described in Note 9 – Derivative Financial Instruments.

SENIOR NOTES:

(in thousands)	September 30, 2006	December 31, 2005	September 30, 2005
3.20% Senior Notes — due June 2008	$346,502	$344,945	$344,426
Fair Value Hedge Adjustment	—	(10,062)	(8,732)

Total Senior Notes Carrying Amount	$346,502	$334,883	$335,694

The 3.20% Senior Notes due June 2008 were assumed through a prior acquisition and include a remaining fair value premium of $3.5 million, $5.1 million and $5.6 million at September 30, 2006, December 31, 2005 and September 30, 2005, respectively, which increased the effective cost of funds to 3.84% for the periods presented.

Pay floating swaps with a $350 million notional value were previously designated as fair value hedges on the Senior Notes. These swaps were used to convert a corresponding amount of Notes from their stated fixed rates to variable rates indexed to three-month LIBOR. As of April 1, 2006, it was determined that these swaps did not meet the stated requirements of the short-cut method of accounting as prescribed in SFAS No. 133 and accordingly were reclassified as trading instruments and are more fully described in Note 9 – Derivative Financial Instruments.

NOTE 7 — MORTGAGE SERVICING RIGHTS

The following table sets forth the change in the carrying value and fair value of mortgage servicing rights for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(dollars in thousands)	2006	2005	2006	2005
Mortgage Servicing Rights:
Balance, Beginning of Period	$277,077	$288,453	$290,550	$254,857
Originations	18,310	28,276	51,149	109,430
Amortization	(21,526)	(23,183)	(66,939)	(63,763)
Sales	(505)	(768)	(1,404)	(7,746)

Balance, End of Period	$273,356	$292,778	$273,356	$292,778

Valuation allowance:
Balance, Beginning of Period	$(4,534)	$(34,971)	$(23,126)	$—
Temporary Impairment (Charge)/Recovery on Mortgage Servicing Rights	(10,632)	9,540	7,960	(25,431)

Balance, End of Period	$(15,166)	$(25,431)	$(15,166)	$(25,431)

Mortgage Servicing Rights, net	$258,190	$267,347	$258,190	$267,347

Fair Value of Mortgage Servicing Rights	$264,195	$269,804	$264,195	$269,804

Ratio of Mortgage Servicing Rights to Related Loans
Serviced for Others	0.92%	0.88%	0.92%	0.88%

Weighted Average Service Fee	0.28%	0.28%	0.28%	0.28%

North Fork Bancorporation, Inc.

The table below provides the significant assumptions used in estimating the fair value of servicing assets for the periods indicated:

	September 30, 2006	September 30, 2005
Weighted Avg. Prepayment Rate (includes default Rate)	27.62%	28.10
Weighted Avg. Life (in years)	3.5	3.3
Cash Flows, Discount Rate	10.51%	10.53%

At September 30, 2006, the sensitivities to immediate 10% and 20% increases in the weighted average prepayment rates would decrease the fair value of mortgage servicing rights by $12.1 million and $22.8 million, respectively.

At September 30, 2006, the aggregate principal balance of mortgage loans serviced for others, excluding interim servicing was $28.0 billion.

NOTE 8 — REPRESENTATION AND WARRANTY RESERVE

The representation and warranty reserve is available to cover probable losses inherent with the sale of loans in the secondary market. In the normal course of business, certain representations and warranties are made to investors at the time of sale, which permit the investor to return the loan to us or require us to indemnify the investor (make whole) for any losses incurred by the investor while the loan remains outstanding. The representation and warranty reserve is included in accrued expenses and other liabilities on the consolidated balance sheet.

A summary of the changes in the representation and warranty reserve is shown below for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
( in thousands)	2006	2005	2006	2005
Balance, Beginning of Period	$126,947	$129,116	$128,620	$97,066
Provisions for Estimated Losses (1)	15,899	18,647	39,224	66,244
Losses Incurred	(11,765)	(12,695)	(36,763)	(28,242)

Balance, End of Period	$131,081	$135,068	$131,081	$135,068

(1)	The provision is reported as a reduction to gain on sale of loans.

NOTE 9 — DERIVATIVE FINANCIAL INSTRUMENTS

The use of derivative financial instruments creates exposure to credit risk. This credit exposure relates to losses that would be recognized if the counterparties fail to perform their obligations under the contracts. To mitigate this exposure to non-performance, we deal only with counterparties of good credit standing and establish counterparty credit limits. In connection with our interest rate risk management process, we periodically enter into interest rate derivative contracts. These derivative interest rate contracts may include interest rate swaps, caps, and floors and are used to modify the repricing characteristics of specific assets and liabilities.

The following table details the current interest rate swaps and associated hedged liabilities outstanding as of September 30, 2006:

(dollars in thousands) Maturity	Hedged Liability	Notional Amount	Fixed Interest Rate	Variable Interest Rate
Pay Fixed Swaps – 2008	Repurchase Agreements	$75,000	6.14%	5.48%
Pay Variable Swaps – 2012	5.875% Subordinated Notes	350,000	5.88	7.71

At September 30, 2006, $75 million in pay fixed swaps, designated as cash flow hedges, were outstanding. These agreements change the repricing characteristics of certain repurchase agreements, requiring us to make periodic fixed rate payments and receive periodic variable rate payments indexed to three-month LIBOR, based on a common notional amount, and identical payment and maturity dates. At September 30, 2006, these swaps had an unrealized loss of $1.1 million, which is recorded as a component of other liabilities on the accompanying balance sheet (the net of tax balance of $0.6 million is reflected in stockholders’ equity as a component of accumulated other comprehensive loss). The use of pay fixed swaps increased interest expense by $0.1 million and $0.5 million in the third quarters of 2006 and 2005, respectively. For the nine months ended September 30, 2006 and 2005, these swaps

North Fork Bancorporation, Inc.

increased interest expense by $0.6 million and $2.3 million, respectively. Based upon the current interest rate environment, approximately $0.4 million of the unrealized loss is expected to be reclassified from accumulated other comprehensive loss in the next twelve months.

At September 30, 2006, $350 million of pay floating swaps, designated as fair value hedges, were used to convert the stated fixed rate on the 5.875% subordinated notes to variable rates indexed to three-month LIBOR. The swap term and payment dates match the related terms of the subordinated notes. At September 30, 2006, the fair value adjustment on these swaps resulted in a loss of $27.4 million and is reflected as a component of other liabilities. The carrying amount of the $350 million in subordinated notes was decreased by an identical amount. These swaps increased interest expense by approximately $1.6 million and $3.8 million for the three and nine months ended September 30, 2006, respectively. For the three and nine months, ended September 30, 2005, interest expense increased by $0.1 million and decreased by $1.3 million, respectively. There was no hedge ineffectiveness recorded in the Consolidated Statements of Income on these transactions for all periods reported.

As part of our mortgage banking operations, we enter into commitments to originate and purchase loans whereby the interest rate on the loan is determined prior to funding (“interest rate lock commitment”). Interest rate lock commitments on mortgage loans that we intend to sell in the secondary market are considered free-standing derivatives. These derivatives are carried at fair value with changes in fair value recorded as a component of gain on sale of loans. In accordance with Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments”, interest rate lock commitments are initially valued at zero. Changes in fair value subsequent to inception are determined based upon current secondary market prices for underlying loans with similar coupons, maturity and credit quality, subject to the anticipated probability that the loan will fund within the terms of the commitment. The initial value inherent in the loan commitments at origination is recognized through gain on sale of loans when the underlying loan is sold. Both the interest rate lock commitments and the related hedging instruments are recorded at fair value with changes in fair value being recorded in current earnings in gain on sale of loans.

Generally, if interest rates increase, the value of our interest rate lock commitments and funded loans decrease and loan sale margins are adversely impacted. We hedge the risk of overall changes in fair value of loans held-for-sale and interest rate lock commitments generally by entering into mandatory commitments to deliver mortgage whole loans to various investors, selling forward contracts on mortgage backed securities of Fannie Mae and Freddie Mac and, to a lesser extent, by using futures and options to economically hedge the fair value of interest rate lock commitments. Under SFAS 133, certain of these positions qualify as fair value hedges against a portion of the funded loan portfolio held-for-sale and result in adjustments to the carrying value of designated loans through gain on sale based on fair value changes attributable to the hedged risk. The forward contracts, futures and options used to economically hedge the loan commitments are accounted for as non-designated hedges and naturally offset loan commitment mark-to-market gains and losses and are also recognized as a component of gain on sale.

The notional amount of all forward contracts was $2.9 billion at September 30, 2006. The forward contracts designated as fair value hedges associated with mortgage loans held-for-sale had a notional value of $2.2 billion at September 30, 2006. The notional amount of forward contracts used to manage the risk associated with interest rate lock commitments on mortgage loans was $726 million at September 30, 2006.

The following table shows hedge ineffectiveness on fair value hedges included in gain on sale of loans for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2006	2005	2006	2005
Gain/(Loss) on Hedged Mortgage Loans	$12,432	$(8,559)	$3,050	$(6,390)
(Loss)/Gain on Derivatives	(12,736)	8,218	(4,797)	4,845

Hedge Ineffectiveness	$(304)	$(341)	$(1,747)	$(1,545)

North Fork Bancorporation, Inc.

Trading Instruments

The following table details the interest rate swaps designated as trading instruments as of September 30, 2006:

(dollars in thousands) Maturity	Previously Hedged Liability	Notional Amount	Fixed Interest Rate	Variable Interest Rate
Pay Variable Swaps
2007	5.00% Subordinated Notes	$150,000	5.00%	7.71%
2008	3.20% Senior Notes	350,000	3.20%	5.05%
2026	8.70% Junior Subordinated Debt	100,000	8.70%	7.09%
2027	8.00% Junior Subordinated Debt	100,000	8.00%	6.46%
2028	8.17% Junior Subordinated Debt	45,000	8.17%	8.27%

During 2006, we performed a detailed review of our accounting treatment for all derivative transactions and determined that certain transactions did not meet the requirements of the “short-cut” method of accounting under SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities”. As a result, hedge accounting was not appropriate for the transactions contained in the above table since inception. Accordingly, they have been reclassified as trading instruments on the accompanying balance sheet. For the three and nine months ended September 30, 2006, $9.7 million and $(11.4) million was recorded as a component of trading gains and (losses) on the accompanying statement of income, respectively. We believe that the interest rate swaps have and will continue to be effective economic hedges. There was no impact nor will there be any future impact on our cash flows resulting from this change.

In October 2006, we terminated the interest rate swap contracts listed in the above table at similar market values that existed at September 30, 2006.

NOTE 10 — OTHER COMMITMENTS AND CONTINGENT LIABILITIES

Credit Related Commitments

We offer traditional off-balance sheet financial products to meet the financing needs of our customers through both our retail banking and mortgage banking segments. They include commitments to extend credit, lines of credit and letters of credit. Funded commitments are reflected in the consolidated balance sheets as loans.

Retail Banking

Our retail banking segment provides the following types of off-balance sheet financial products to customers:

Commitments to extend credit are agreements to lend to customers in accordance with contractual provisions. These commitments usually have fixed expiration dates or other termination clauses and may require the payment of a fee. Total commitments outstanding do not necessarily represent future cash flow requirements, since many commitments expire without being funded.

Each customer’s creditworthiness is evaluated prior to issuing these commitments and may require the customer to pledge certain collateral prior to the extension of credit. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties. Fixed rate commitments are subject to interest rate risk, based on changes in prevailing rates during the commitment period. We are subject to credit risk in the event that the commitments are drawn upon and the customer is unable to repay the obligation.

Letters of credit are irrevocable commitments issued at the request of customers. They authorize the beneficiary to draw drafts for payment in accordance with the stated terms and conditions. Letters of credit substitute a bank’s creditworthiness for that of the customer and are issued for a fee commensurate with the risk.

We typically issue two types of letters of credit: Commercial (documentary) Letters of Credit and Standby Letters of Credit. Commercial Letters of Credit are commonly issued to finance the purchase of goods and are typically short term in nature. Standby letters of credit are issued to back financial or performance obligations of a bank customer, and are typically issued for periods up to one year. Due to their long-term nature, standby letters of credit require adequate collateral in the form of cash or other liquid assets. In most instances, standby letters of credit expire without being drawn upon. The credit risk involved in issuing letters of credit is essentially the same as extending credit facilities to comparable customers.

North Fork Bancorporation, Inc.

The following table presents total commitments and letters of credit outstanding for our retail banking segment at September 30, 2006:

(in thousands)	2006
Commitments to Extend Credit on Loans Held-for-Investment (2)	$4,843,931
Standby Letters of Credit (1) (2)	616,120
Commercial Letters of Credit (2)	21,022

(1)	Standby letters of credit are considered guarantees and are reflected in other liabilities in the accompanying Consolidated Balance Sheet at their estimated fair value of $2.2 million as of September 30, 2006. The fair value of these instruments is recognized as income over the initial term of the guarantee.
(2)	At September 30, 2006, commitments to extend credit on loans held-for-investment with maturities of less than one year totaled $2.4 billion, while $2.4 billion mature between one to three years. Standby and commercial letters of credit are issued with original maturity terms of twelve months or less.

Mortgage Banking

At September 30, 2006, the pipeline of residential mortgage loans (including Home Equity Lines of Credit) was $6.0 billion and included $1.8 billion of fixed rate loans and $4.2 billion of adjustable rate loans. The pipeline represents total applications received but not yet funded.

We are also contractually committed to fund the undrawn portion of Home Equity Lines of Credit (HELOCs), which were previously originated. This commitment extends to both HELOCs held-for-sale and those previously sold with servicing retained.

The following table presents commitments to extend credit on loans available-for-sale at September 30, 2006:

(in thousands)	2006
Commitments to Originate Mortgage Loans Held-for-Sale	$5,887,000
Commitments to Fund HELOCs	136,889

NOTE 11 — RETIREMENT AND OTHER EMPLOYEE BENEFITS

The components of net periodic benefit costs for pension and post-retirement benefits are as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
(in thousands)	2006	2005	2006	2005	2006	2005	2006	2005
Components of Net Periodic Benefit Cost:	Pension		Post-Retirement		Pension		Post-Retirement
Service Cost	$2,971	$2,114	$422	$365	$9,239	$7,240	$1,406	$1,391
Interest Cost	2,654	2,689	387	220	8,086	7,889	1,347	1,628
Expected Return on Plan Assets	(5,186)	(5,306)	(131)	(63)	(15,570)	(15,254)	(393)	(191)
Amortization of Prior Service Cost	109	(40)	(20)	(20)	290	(172)	(60)	(60)
Amortization of Net Transition (Asset)/Obligation	—	—	73	73	—	(131)	219	219
Amortization of Net (Gain)/Loss	298	217	(128)	(170)	1,172	763	(156)	18

Net Periodic Benefit Cost/(Income):	$846	$(326)	$603	$405	$3,217	$335	$2,363	$3,005

We do not anticipate making a contribution to either pension or post-retirement benefit plans in 2006.

Bank Owned Life Insurance

We maintain three Bank Owned Life Insurance Trusts (commonly referred to as BOLI) on the consolidated balance sheet. The BOLI trusts were formed to offset future employee benefit costs and to provide additional benefits due to their tax exempt nature. Only officer level employees, who have consented, have been insured under the program.

North Fork Bancorporation, Inc.

The underlying structure of the initial BOLI trust formed, requires that the assets supporting the insurance policies be reported on the consolidated balance sheet, principally as a component of the available-for-sale securities portfolio and the related income to be characterized as either interest income or gain/(loss) on sale of securities. At September 30, 2006 and 2005, $253.4 million and $215.9 million, respectively were held by the trust and are principally included in the available-for-sale securities portfolio. Based on the underlying structures of the other two BOLI trusts, the cash surrender values (“CSV”) of the life insurance policies held by the trusts are required to be classified as other assets on the consolidated balance sheet and the related income/(loss) be characterized as other income. The cash surrender value of the policies held by these trusts were $216.9 million and $207.4 million at September 30, 2006 and 2005, respectively.

NOTE 12 — BUSINESS SEGMENTS

The retail banking business provides a full range of banking products and services through more than 350 branches located throughout the New York Metropolitan area. The mortgage banking segment originates, sells and services a wide variety of mortgages secured by 1-4 family residences and small commercial properties, on a nationwide basis.

The segment information presented in the table below is prepared in accordance with the following methodologies:

•	Revenues and expenses directly associated with each segment are included in determining net income.

•	Transactions between segments are based on specific criteria or appropriate third party interest rates.

•	Inter-company eliminations are reflected in the “Other” column.

The following tables provide a reasonable representation of each segment’s contribution to consolidated net income for the three months ended September 30, 2006 and 2005, respectively.

(in thousands) For the Three Months Ended September 30, 2006	Retail Banking	Mortgage Banking	Segment Totals	Other	Consolidated Operations
Net Interest Income	$386,453	$18,412	$404,865	$2,039	$406,904
Provision for Loan Losses	9,000	—	9,000	—	9,000

Net Interest Income After Provision for Loan Losses	377,453	18,412	395,865	2,039	397,904

Non-Interest Income:
Mortgage Banking Income	—	133,011	133,011	(21,021)	111,990
Customer Related Fees & Service Charges	39,492	—	39,492	316	39,808
Investment Management, Commissions & Trust Fees	9,085	—	9,085	—	9,085
Other Operating Income	12,372	953	13,325	—	13,325
Securities Gains, net	4,461	—	4,461	—	4,461
Trading Gains	9,674	—	9,674	—	9,674

Total Non-Interest Income	75,084	133,964	209,048	(20,705)	188,343

Non-Interest Expense:
Employee Compensation & Benefits	97,630	51,200	148,830	—	148,830
Occupancy & Equipment Expense, net	40,876	10,698	51,574	—	51,574
Other Operating Expense	65,902	16,983	82,885	(13,856)	69,029
Merger Related Charges – Capital One	13,668	—	13,668	—	13,668

Total Non-Interest Expense	218,076	78,881	296,957	(13,856)	283,101

Income Before Income Taxes	234,461	73,495	307,956	(4,810)	303,146
Provision for Income Taxes	73,268	28,791	102,059	(2,021)	100,038

Net Income	$161,193	$44,704	$205,897	$(2,789)	$203,108

Total Assets	$52,920,480	$5,968,833	$58,889,313	$—	$58,889,313

North Fork Bancorporation, Inc.

(in thousands) For the Three Months Ended September 30, 2005	Retail Banking	Mortgage Banking	Segment Totals	Other	Consolidated Operations
Net Interest Income	$411,481	$22,919	$434,400	$150	$434,550
Provision for Loan Losses	9,000	—	9,000	—	9,000

Net Interest Income After Provision for Loan Losses	402,481	22,919	425,400	150	425,550

Non-Interest Income:
Mortgage Banking Income	—	151,112	151,112	(24,697)	126,415
Customer Related Fees & Service Charges	41,980	—	41,980	—	41,980
Investment Management, Commissions & Trust Fees	8,780	—	8,780	—	8,780
Other Operating Income	11,521	1,198	12,719	—	12,719
Securities Gains, net	840	—	840	—	840

Total Non-Interest Income	63,121	152,310	215,431	(24,697)	190,734

Non-Interest Expense:
Employee Compensation & Benefits	89,456	46,844	136,300	—	136,300
Occupancy & Equipment Expense, net	39,066	9,941	49,007	—	49,007
Other Operating Expense	59,542	22,036	81,578	(12,885)	68,693

Total Non-Interest Expense	188,064	78,821	266,885	(12,885)	254,000

Income Before Income Taxes	277,538	96,408	373,946	(11,662)	362,284
Provision for Income Taxes	89,409	40,477	129,886	(4,898)	124,988

Net Income	$188,129	$55,931	$244,060	(6,764)	$237,296

Total Assets	$52,790,476	$5,109,917	$57,900,393	—	$57,900,393

The following tables provide a reasonable representation of each segment’s contribution to consolidated net income for the nine months ended September 30, 2006 and 2005, respectively.

(in thousands) For the Nine Months Ended September 30, 2006	Retail Banking	Mortgage Banking	Segment Totals	Other	Consolidated Operations
Net Interest Income	$1,199,145	$52,838	$1,251,983	$2,285	$1,254,268
Provision for Loan Losses	27,000	—	27,000	—	27,000

Net Interest Income After Provision for Loan Losses	1,172,145	52,838	1,224,983	2,285	1,227,268

Non-Interest Income:
Mortgage Banking Income	—	375,874	375,874	(62,043)	313,831
Customer Related Fees & Service Charges	120,887	—	120,887	316	121,203
Investment Management, Commissions & Trust Fees	27,881	—	27,881	—	27,881
Other Operating Income	42,098	6,084	48,182	—	48,182
Securities Gains, net	15,282	—	15,282	—	15,282
Trading Losses	(11,396)	—	(11,396)	—	(11,396)

Total Non-Interest Income	194,752	381,958	576,710	(61,727)	514,983

Non-Interest Expense:
Employee Compensation & Benefits	287,680	147,710	435,390	—	435,390
Occupancy & Equipment Expense, net	121,969	32,152	154,121	—	154,121
Other Operating Expense	186,865	52,407	239,272	(40,499)	198,773
Merger Related Charges - Capital One	18,900	—	18,900	—	18,900
Settlement Recovery	(16,031)	—	(16,031)	—	(16,031)

Total Non-Interest Expense	599,383	232,269	831,652	(40,499)	791,153

Income Before Income Taxes	767,514	202,527	970,041	(18,943)	951,098
Provision for Income Taxes	245,617	79,387	325,004	(7,958)	317,046

Net Income	$521,897	$123,140	$645,037	$(10,985)	$634,052

North Fork Bancorporation, Inc.

(in thousands) For the Nine Months Ended September 30, 2005	Retail Banking	Mortgage Banking	Segment Totals	Other	Consolidated Operations
Net Interest Income	$1,281,628	$85,790	$1,367,418	$524	$1,367,942
Provision for Loan Losses	27,000	—	27,000	—	27,000

Net Interest Income After Provision for Loan Losses	1,254,628	85,790	1,340,418	524	1,340,942

Non-Interest Income:
Mortgage Banking Income	—	398,401	398,401	(70,211)	328,190
Customer Related Fees & Service Charges	125,888	—	125,888	—	125,888
Investment Management, Commissions & Trust Fees	30,138	—	30,138	—	30,138
Other Operating Income	37,328	4,849	42,177	—	42,177
Securities Gains, net	16,358	—	16,358	—	16,358

Total Non-Interest Income	209,712	403,250	612,962	(70,211)	542,751

Non-Interest Expense:
Employee Compensation & Benefits	268,251	142,433	410,684	—	410,684
Occupancy & Equipment Expense, net	112,759	29,151	141,910	—	141,910
Other Operating Expense	168,867	58,578	227,445	(29,591)	197,854

Total Non-Interest Expense	549,877	230,162	780,039	(29,591)	750,448

Income Before Income Taxes	914,463	258,878	1,173,341	(40,096)	1,133,245
Provision for Income Taxes	302,974	108,713	411,687	(16,839)	$394,848

Net Income	$611,489	$150,165	$761,654	$(23,257)	$738,397

The components of mortgage banking income for the periods indicated are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2006	2005	2006	2005
Gain on Sale of Loans Held-for-Sale	$123,624	$113,587	$307,688	$339,531
Mortgage Banking Fees, net	20,524	26,471	65,122	77,853
Amortization of Mortgage Servicing Rights	(21,526)	(23,183)	(66,939)	(63,763)
Temporary Impairment (Charge)/Recovery - Mortgage Servicing Rights	(10,632)	9,540	7,960	(25,431)

Total Mortgage Banking Income	$111,990	$126,415	$313,831	$328,190

NOTE 13 — RECENT ACCOUNTING PRONOUNCEMENTS

Accounting for Defined Benefit Pension and Other Post-retirement Plans

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (“SFAS 158”). For defined benefit post-retirement plans, SFAS 158 requires that the funded status be recognized in the statement of financial position, that assets and obligations that determine funded status be measured as of the end of the employer’s fiscal year, and that changes in funded status be recognized in comprehensive income in the year the changes occur. SFAS 158 does not change the amount of net periodic benefit cost included in net income or address measurement issues related to defined benefit post-retirement plans. The requirement to recognize funded status is effective for fiscal years ending after December 15, 2006. The requirement to measure assets and obligations as of the end of the employer’s fiscal year is effective for fiscal years ending after December 15, 2008. The unrecognized components of defined benefit pension plans and retiree medical plans will be recorded on the balance sheet at December 31, 2006. The adoption of SFAS 158 is not expected to have a material impact on the consolidated earnings or financial position of the Company.

North Fork Bancorporation, Inc.

Accounting for Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, Fair Value Measurements (“SFAS 157”). This statement defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2006. The adoption of SFAS 157 is not expected to have a material impact on the consolidated earnings or financial position of the Company.

Accounting for Uncertainty in Income Taxes

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”) which attempts to set out a consistent framework for preparers to use to determine the appropriate level of tax reserves to maintain for “uncertain tax positions.” This interpretation of FASB Statement No. 109 uses a two-step approach wherein a tax benefit is recognized if a position is more likely than not to be sustained. The amount of the benefit is then measured to be the highest tax benefit which is greater than fifty percent likely to be realized. FIN 48 also sets out disclosure requirements to enhance transparency of a Company’s tax reserves. FIN 48 is effective January 1, 2007. We are currently assessing the financial statement impact of implementing FIN 48.

Accounting for Servicing of Financial Assets

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 (“SFAS 156”), Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 156 requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS 156 is effective for the fiscal year beginning after September 15, 2006. We are currently assessing the financial statement impact of implementing SFAS156.

Accounting for Certain Hybrid Financial Instruments

In February 2006, the FASB issued Statement of Financial Accounting Standard No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140, (“SFAS 155”). SFAS 155 amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, (“SFAS 133”) and SFAS 140 . SFAS 155 resolves issues addressed in SFAS 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only and principal-only strips are not subject to the requirements of SFAS 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS 140”) to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS 155 is not expected to have a material impact on the consolidated earnings or financial position of the Company.